                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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|_|    Confidential, for use of the Commission only (as permitted by Rule 14a-6
       (e)(2))

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|_|    Soliciting material pursuant to Rule 14a-11(c)
       or Rule 14a-12

                      TECHNICAL COMMUNICATIONS CORPORATION
          -------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


     -----------------------------------------------------------------------
    (Name of Person[s] Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

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  |_| Check box if any part of the fee is offset as provided by Exchange
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-----------------
1) Set forth the amount on which the filing fee is calculated and state how it was determined.

TECHNICAL COMMUNICATIONS CORPORATION ANNOUNCES THIRD
QUARTER FISCAL 1998 RESULTS

CONCORD, Mass.--(BUSINESS WIRE)--July 15, 1998--Technical Communications Corporation (NASDAQ:TCCO) announced sales of $3,281,399 and a net profit of $222,415 or $0.17 per share, for the third fiscal quarter ending June 27, 1998. This compares to sales of $2,027,070 and a net loss of $998,674 or $(0.78) per share for the third fiscal quarter ended June 28, 1997.

For the first nine months of the current fiscal year, sales were $9,621,904 with a net profit of $271,838 or $0.21 per share versus $9,139,532 and a net loss of $840,799 or $(0.66) per share for the first nine months a year earlier.

TCC's backlog as of June 27, 1998 was $4.2 million, as compared to $1.4 million at June 28, 1997. TCC expects to ship substantially all of its backlog in fiscal 1998.

TCC's Chairman and CEO, Carl H. Guild, Jr., stated, "We are very pleased with the continued improvement to profitability. This is our second consecutive profitable quarter and the results reflect the management team's focus on improving operational performance and product development efficiency. We have successfully delivered, on time, major portions of a large custom-developed crypto system for an international customer, and we expect to deliver the balance of the order by the end of this fiscal year. In the commercial market area, we have completed the development and have launched our newest system, KEYNET(TM) 2.0/Cipher X(R) 7100. This system secures information transmitted over frame relay wide area networks. This network technology is used by many of the world's largest financial institutions."

Mr. Guild continued, "We continue to take aggressive measures to further reduce overall operating expenses and improve operating efficiencies. We expect that these savings will both contribute to profitability and fund the development of new products for the mission-critical communications security market. With these initiatives and near-term prospective contracts, TCC will continue to work to improve its market presence, profitability and shareholder value."

Technical Communications Corporation's products and systems secure mission-critical networks for governments, corporations and financial institutions around the world. With over 35 years of experience, TCC is the trusted supplier for organizations that place a high value on their data and its successful transmission.

Matters discussed in this news release, including any discussion of or impact, expressed or implied, on the Company's anticipated operating results and future earnings, including statements about the

Company's ability to achieve long term growth and profitability, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. The Company's operating results may differ significantly from the results indicated by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to, the fulfillment of customer orders, the Company's ability to retain and motivate key technical, sales, marketing and manufacturing personnel, and the possibility of political instability in the Company's foreign markets. These and other risks are detailed from time to time in the Company's filings with the Securities & Exchange Commission.


                      TECHNICAL COMMUNICATIONS CORPORATION
                       COMPARATIVE FINANCIAL INFORMATION
                                  (UNAUDITED)

                                  Third Quarter Ended

                                              June 27, 1998    June 28, 1997
Net Sales                                     $   3,281,399    $   2,027,070

Net Earnings (Loss)                                 222,415         (998,674)

Earnings (Loss) Per Share
       Basic                                  $        0.17    $       (0.78)
       Diluted                                $        0.17    $       (0.78)

                                   Nine Months Ended

                                              June 27, 1998    June 28, 1997
Net Sales                                     $   9,621,904    $   9,139,532

Net Earnings (Loss)                                 271,838         (840,799)

Earnings (Loss) Per Share
       Basic                                  $        0.21    $       (0.66)
       Diluted                                $        0.21    $       (0.66)

-----------------------
CONTACT:

     Technical Communications Corporation
     Janet LeClair, (978) 287-5100
     Web Site: http://www.tccsecure.com
               ------------------------